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                                                                    EXHIBIT 10.6

                                RETAIL AGREEMENT

     THIS RETAIL AGREEMENT (the "Agreement") is entered into as of December 31, 2000, by and between Reliant Energy, Incorporated ("REI"), a Texas corporation, and Reliant Resources, Inc. ("Resources"), a Delaware corporation, as an Ancillary Agreement pursuant to that certain Master Separation Agreement ("MSA") between REI and Resources, dated as of December 31, 2000, as follows:

1. Definitions. Unless otherwise defined herein, terms used herein which are defined in the MSA shall have the meanings ascribed to them in the MSA.

2. Scope of Agreement. In order to implement the Business Separation Plan, effective as of January 1, 2001, all retail electric functions performed by REI shall become the responsibility of Resources, and personnel performing those functions shall become employees of a member of the Resources Group as of that date. This Agreement sets forth the understanding of the parties regarding the transfer of those functions and personnel and regarding certain transition services to be performed between REI and Resources to implement the transfer of those functions until the Choice Date as defined in the MSA but which is currently expected to be January 1, 2002.

3.   Customer Care Services.

     3.1 Customer Care Personnel. On or before January 1, 2001, REI shall terminate from its employment and Reliant Energy Customer Care LLC ("Customer Care") shall employ those personnel of REI (including management and contractor personnel) who are then engaged in providing the following services for the Reliant Energy HL&P Division ("HL&P") (and, in the case of remittance processing services, REI's regulated gas utility divisions Entex and Arkla):

     (a)      Call Center services,

     (b)      Credit and Collections,

     (c)      Remittance processing, and

     (d)      Revenue accounting,

     excepting only those certain individuals identified by REI to Resources as required to be retained by REI in order to prepare for the implementation similar functions on behalf of REI following Choice Date.

     3.2 Equipment. As of January 1, 2001, REI shall contribute to Customer Care the remittance processing equipment described on



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          Schedule 2.2, which will be used by Customer Care to provide services to the REI Group.

          In addition, REI does hereby grant to Customer Care the right and license to use its remaining remittance processing machine and other equipment of REI currently utilized in providing customer care services but which is not sold hereunder until such time as Customer Care ceases to provide services under this Agreement to REI with respect to retail electric customers. Customer Care shall utilize this machine as a backup for its processing, and shall be responsible for operation and maintenance costs associated with the machine until its rights to use such machine terminate.

          Such right and license is granted to Customer Care on a no-cost basis, AS IS AND WITHOUT WARRANTY OR REPRESENTATION AND WITH ALL FAULTS.

     3.3 Office Space. REI will lease to Customer Care approximately 150,000 square feet of office and equipment space currently occupied in space owned or leased by REI in order to perform services under this Agreement for the duration of services provided by Customer Care. Office services and other shared service support functions will be provided by REI to Customer Care pursuant to the terms of the Transition Services Agreement executed between REI and Resources contemporaneously with the MSA (the "Transition Services Agreement").

     3.4 Other Services by REI. REI will continue to provide services for printing retail electric bills and inserting them for mailing. These services will be provided by REI personnel pursuant to the Transition Services Agreement. Following Choice Date, REI will continue to provide these services pursuant to the terms of the Transition Services Agreement to the member of the Resources Group succeeding to its retail electric customers.

     3.5 Services Provided by Customer Care to HL&P. During the period from January 1, 2001 until Choice Date, Customer Care shall provide the services traditionally provided by the personnel transferred pursuant to Section 3.1 for REI and its regulated electric and gas distribution utility operations, including providing call center, credit and collections and revenue accounting services for HL&P and receiving and processing payments for HL&P, Arkla and Entex. Such services shall be provided with personnel hired by Customer Care from HL&P and other personnel hired or otherwise engaged by Customer Care to provide such services. Customer Care shall provide no services to other members of the Resources Group (except processing payments under the General Land Office contract for Reliant Energy Solutions, Inc. and with respect to customers purchasing from members of the Resources




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          Group under the retail pilot program provided for in the Utilities
          Code) or to third parties during the period services are provided under this section. The parties shall develop a mutually agreeable service level agreement regarding such services which will provide for levels of service generally consistent with those historically provided by HL&P and which, when developed, shall be attached hereto as Schedule 3.5. The parties recognize that Resources will need to train Customer Care personnel on its new systems that will be in place as of Choice Date. To that end, Resources shall be free to rotate its personnel into training after September 2001 provided that (i) Resources substitutes appropriate contractor personnel to ensure that customer service does not decline during the training period and (ii) the costs to HL&P during the training are not greater than costs would have been had the training rotations not been made.

     3.6 Termination of Services. Services provided by Customer Care shall terminate at Choice Date, and Resources shall be free to provide these services to other business units of the Resources Group or to third parties.

     3.7 Changes to Services. Customer Care agrees to add or delete specific services upon reasonable request from a member of the REI Group so long as they are generally within the scope of the services provided under this Section 3, provided that the costs of any increase or decrease in personnel or equipment required to implement such change are borne by the member of the REI Group requesting them.

     3.8 Code of Conduct and Reporting Requirements. During the period Customer Care provides services related to retail electric customers of REI, all personnel of Customer Care shall continue to observe the Code of Conduct adopted for HL&P personnel, and management personnel of Customer Care shall report for operational and organizational purposes only to an Executive Vice President of Resources and not to any personnel of Resources who are engaged in providing unregulated retail electric service for any business in the Resources Group.

     3.9 Charges for Services. For the services provided by Customer Care, members of the REI Group shall reimburse Customer Care for the fully allocated direct and indirect costs incurred by Customer Care to provide the services, and shall reimburse Customer Care for out-of-pocket expenditures to third parties incurred to perform services. Charges will be made on a basis that allocates such costs on a fair nondiscriminatory basis. It is understood that all salary and salary-related costs attributable to the personnel transferred to Customer Care from HL&P shall be borne by the REI Group for services prior to Choice Date.




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     3.10 Payment Terms. Charges and collections for services rendered pursuant to this Agreement shall continue to be made using the methodology and procedures for intracompany billing in use as of the date of this Agreement unless and until either party elects to discontinue such procedures, in which case Customer Care shall thereafter bill members of the REI Group receiving the services monthly for all charges pursuant to this Agreement and such members receiving the services shall pay Customer Care for all services within thirty days after receipt of an invoice therefor. Charges shall be supported by reasonable documentation (which may be maintained in electronic form), consistent with past practices. Late payments shall bear interest at the lesser of the prime rate announced by The Chase Manhattan Bank and in effect from time to time plus two percent (2%) per annum or the maximum non-usurious rate of interest permitted by applicable law.

     3.11 Error Correction; True-ups; Accounting. Customer Care shall make adjustments to charges as required to reflect the discovery of errors or omissions in charges. Customer Care and REI shall conduct an annual true up process to adjust charges based on a reconciliation of differences in budgeted usage and costs with actual experience. It is the intent of the parties that such true-up process will be conducted using substantially the same process, procedures and methods of review as have been heretofore in effect among members of the REI Group. Services under this Agreement and charges therefor shall be subject to the provisions of Section 10.5 of the Separation Agreement (Audit Rights).

     3.12 Severance Costs. Upon the termination of services provided by Customer Care, REI will reimburse Resources for the actual costs of severance incurred under a previously approved severance plan for personnel (i) who were hired by Customer Care from REI pursuant to this Agreement,
          (ii) who are terminated by Resources within 60 days after Customer Care terminates its services for REI (other than employees who are terminated during such period due to death, disability or cause) and
          (iii) who are not employed by a member of the REI Group within 30 days after their separation from the Resources Group. No severance costs shall be payable with respect to any personnel hired by any member of the Resources Group from REI other than personnel hired by Customer Care to perform services under this Section 3 of this Agreement. Nor shall REI be responsible for severance costs related to personnel initially hired by Customer Care from REI but who subsequently are transferred to employment by another member of the Resources Group prior to their termination from Resources.






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     3.13 Indemnification. REI agrees to defend, indemnify and hold Resources and Customer Care and their respective personnel harmless against liability on claims made by the personnel for whom REI has agreed to reimburse Resources for severance (the "Personnel") to the extent claims relate to: (i) the severance of the Personnel and their severance payments, (ii) employment of the Personnel with REI prior to their transfer to Customer Care (including their selection for transfer to Customer Care), (iii) policies and personnel of REI and
          (iv) benefits provided to the Personnel with respect to their employment with REI, including in such indemnity, indemnification against employment grievances, equal employment or sexual harassment charges or other employment related claims of the Personnel. As a condition for REI providing this indemnity, Resources and Customer Care agree to cooperate fully with REI on the defense of such claims and to provide REI with all information available to them and, to the extent within their control, witnesses necessary with respect to the defense of such claims. The compromise or settlement of any claims against Resources or Customer Care for which indemnity is provided by REI shall be the sole responsibility of REI, provided that any such compromise or settlement, unless Resources shall otherwise agree, shall include a full and unconditional release of Resources and Customer Care from liability and shall not impose injunctive relief or require admissions of fault or liability from Resources or Customer Care. This indemnity shall not extend to, and REI will not indemnify Resources against, claims related to employment grievances, equal employment or sexual harassment charges or other employment related claims made by the Personnel with respect to policies or conduct of Resources during the period the Personnel are employed by Customer Care; provided, however, that REI will on request of Resources assume the defense of Resources against any such claims which are asserted in conjunction with claims for which REI has agreed to indemnify Resources. Resources shall be responsible for and shall control the compromise or settlement of claims for which REI has not indemnified Resources.

4. Services After Choice Date. As of the Choice Date and thereafter, the electric retail customers of Reliant Energy HL&P will become customers of an unregulated Retail Electric Provider pursuant to the Utilities Code, and a member of the Resources Group which qualifies as a Retail Electric Provider will succeed to those customers who do not elect an alternative supplier. For those customers, all customer care functions will be assumed by a member of the Resources Group. Following Choice Date, Customer Care will provide no further services for REI to REI's electric customers, and REI will provide customer care functions related to its electric transmission and distribution functions from its own resources.






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     4.1  Services to Members of REI Group. Following Choice Date, Reliant
          Energy Retail Services LLC (Retail Services), or another member of the Resources Group providing customer services will, upon request, provide remittance processing services to the gas utilities which are members of the REI Group. Compensation for these services will be on the same basis as compensation paid to Customer Care for similar services prior to Choice Date. The members of the REI Group may terminate such services at any time upon ninety (90) days prior written notice, and in any event such services shall terminate as of January 1, 2004, unless continued under a separate agreement between the parties.

5. Limitation of Liability. Neither Resources nor Customer Care shall have any liability to any member of the REI Group with respect to its furnishing any of the services hereunder except for liabilities arising out of or resulting from the gross negligence or willful misconduct of Resources or any member of the Resources Group. Resources will indemnify, defend and hold harmless each member of the REI Group receiving services under this Agreement in respect of all such liabilities arising out of or resulting from such gross negligence or willful misconduct. Such indemnification obligation shall be a Liability of Resources for purposes of the MSA and the provisions of Article III of the MSA with respect to indemnification shall govern with respect thereto. IN NO EVENT SHALL RESOURCES OR ANY MEMBER OF THE RESOURCES GROUP HAVE ANY LIABILITY UNDER THIS AGREEMENT OR OTHERWISE ARISING OUT OF OR RESULTING FROM THE PERFORMANCE OF, OR THE FAILURE TO PERFORM, SERVICES FOR LOSS OF ANTICIPATED PROFITS BY REASON OF ANY BUSINESS INTERRUPTION, FACILITY SHUTDOWN OR NON-OPERATION, LOSS OF DATA OR OTHERWISE OR FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, WHETHER OR NOT CAUSED BY OR RESULTING FROM NEGLIGENCE, INCLUDING GROSS NEGLIGENCE, AND WHETHER OR NOT RESOURCES OR ANY MEMBER OF THE RESOURCES GROUP WAS INFORMED OF THE POSSIBILITY OF THE EXISTENCE OF SUCH DAMAGES. IN NO EVENT SHALL RESOURCES OR ANY MEMBER OF THE RESOURCES GROUP HAVE ANY LIABILITY HEREUNDER OR OTHERWISE ARISING OUT OF OR RESULTING FROM THE PERFORMANCE OF, OR FAILURE TO PERFORM, SERVICES IN AN AGGREGATE AMOUNT EXCEEDING THE TOTAL CHARGES PAID OR PAYABLE TO RESOURCES HEREUNDER.

     REI shall indemnify and hold harmless Customer Care in respect of all Liabilities arising out of or resulting from Customer Care's furnishing or failing to furnish the services provided for in this Agreement, other than Liabilities arising out of or resulting from the gross negligence or willful misconduct of Customer Care or any other member of the Resources Group. The provisions of this indemnity shall apply only to losses which relate directly to the provision of services hereunder. Such indemnification obligation shall be a Liability of REI for purposes of the Separation Agreement and the provisions of Article III of the Separation Agreement with respect to indemnification shall govern with respect thereto. IN NO EVENT SHALL REI OR ANY MEMBER OF THE REI GROUP HAVE





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     ANY LIABILITY UNDER THIS AGREEMENT OR OTHERWISE ARISING OUT OF OR RESULTING
     FROM THE PERFORMANCE OF, OR THE FAILURE TO PERFORM, SERVICES FOR LOSS OF ANTICIPATED PROFITS BY REASON OF ANY BUSINESS INTERRUPTION, FACILITY SHUTDOWN OR NON-OPERATION, LOSS OF DATA OR OTHERWISE OR FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, WHETHER OR NOT CAUSED BY OR RESULTING FROM NEGLIGENCE, INCLUDING GROSS NEGLIGENCE, OR BREACH OF OBLIGATIONS HEREUNDER AND WHETHER OR NOT REI OR ANY MEMBER OF THE REI GROUP WAS INFORMED OF THE POSSIBILITY OF THE EXISTENCE OF SUCH DAMAGES.

6. Taxes. (a)(a) Each member of the REI Group receiving services under this Agreement shall bear all sales and use taxes, duties and other similar charges (and any related interest and penalties), imposed as a result of their receipt of services under this Agreement.

          (b) Sales Tax Liability and Payment. Notwithstanding Section 6(a), each member of the REI Group that receives services under this Agreement shall be liable for and will indemnify and hold harmless each member of the Resources Group from all sales, use and similar taxes (plus any penalties, fines or interest thereon) (collectively, "Sales Taxes") assessed, levied or imposed by any governmental or taxing authority on the providing of services by a member of the Resources Group to a member of the REI Group. Resources shall collect from REI any Sales Tax that is due on the service it provides to a member of the REI Group and shall pay such Sales Tax so collected to the appropriate governmental or taxing authority.

7. Responsibility for Errors; Delays. Customer Care's sole responsibility to the member of the REI Group receiving the services:

          (i) for errors or omissions in services, shall be to furnish correct information and/or adjustment in the services, at no additional cost or expense to the receiving company; provided, the receiving company must promptly advise Customer Care of any such error or omission of which it becomes aware after having used reasonable efforts to detect any such errors or omissions in accordance with the standard of care provided for in this Agreement; and provided, further, that the responsibility to furnish correct information or an adjustment of services at no additional cost or expense to the receiving company shall not be construed to require Customer Care to make any payment or incur any Liability for which it is not responsible, or with respect to which it is provided indemnity, under
     Section 5; and

          (ii) for failure to deliver any service because of Impracticability, shall be to use commercially reasonable efforts, subject to the next sentence, to make the services available and/or to resume performing the services as promptly as reasonably practicable. Customer Care shall not be required to provide any service to the extent the performance of such service becomes "Impracticable" as a result of a cause or causes outside the reasonable control of Customer Care including





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     unfeasible technological requirements, or to the extent the performance of such services would require Customer Care to violate any applicable laws, rules or regulations or would result in the breach of any software license or other applicable contract in effect on the date of this Agreement.

8. Dispute Resolution. Any dispute arising under this Agreement among REI, Resources or a member of their respective groups shall be exclusively resolved under the dispute resolution provisions of Article IX of the MSA, and each party, for itself and all its Affiliates, hereby waives any right to seek judicial resolution of such disputes except for enforcement of an arbitration award made in accordance with such dispute resolution provisions.

9.   Miscellaneous Provisions.

     9.1 Amendments. This Agreement shall not be supplemented, amended or modified in any manner whatsoever (including by course of dealing or of performance or usage of trade) except in writing signed by the parties.

     9.2 Successors and Assignments. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party shall assign this Agreement or any rights herein without the prior written consent of the other party, which may be withheld for any or no reason.

     9.3 Books and Records and Audit Rights. Maintenance of books and records relating to this Agreement and audit rights shall be as prescribed in the MSA.

     9.4 Notices. Any notice, demand, offer, request or other communication required or permitted to be given by either party pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one (1) business day after being deposited with an overnight courier service or (v) four (4) days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the attention of the party's General Counsel at the address of its principal executive office or such other address as a party may request by notifying the other in writing.

     9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

     9.6 Headings. The various headings used in this Agreement are for convenience only and are not to be used in interpreting the text of the Articles or Sections in which they appear or to which they relate.






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     9.7  Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any portion of this Agreement is declared invalid for any reason, such declaration shall have no effect upon the remaining portions of this Agreement, which shall continue in full force and effect as if this Agreement had been executed with the invalid portions thereof deleted.

     9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

     9.9 Rights of the Parties. Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person or entity, other than the Parties and their respective Subsidiaries and Affiliates, as the case may be, any rights or remedies under or by reason of this Agreement or any transaction contemplated thereby.

     9.10 Waiver of Rights. The waiver by either party of any of its rights or remedies afforded hereunder or at law is without prejudice and shall not operate to waive any other rights or remedies which that party shall have available to it, nor shall such waiver operate to waive the party's rights to any remedies due to a future breach, whether of a similar or different nature. The failure or delay of a party in exercising any rights granted to it hereunder shall not constitute a waiver of any such right and that party may exercise that right at any time. Any single or partial exercise of any particular right by a party shall exhaust the same or constitute a waiver of any other right.

     9.11 Entire Agreement. All understandings, representations, warranties and agreements, if any, heretofore existing between the parties regarding the subject matter hereof are merged into this Agreement, which fully and completely express the agreement of the parties with respect to the subject matter hereof.

     9.12 No Sale, Transfer, Assignment. Neither REI nor any member of the REI Group may sell, transfer, assign or otherwise use the services provided hereunder, in whole or in part, for the benefit of any Person other than a member of the REI Group.

     9.13 Resolution of Disputes. If a dispute, claim or controversy results from or arises out of or in connection with this Agreement or the performance of, or failure to perform, the services required to be provided hereunder, the parties agree to use the procedures set forth in Article IX of the MSA, in lieu of other available remedies, to resolve the same.



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     IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first written above.

                                       RELIANT ENERGY, INCORPORATED



                                       By  /s/ David M. McClanahan
                                           ------------------------------
                                              David M. McClanahan
                                              Vice Chairman

                                       RELIANT RESOURCES, INC.



                                       By  /s/ R. S. Letbetter
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                                              R. S. Letbetter
                                              Chairman, President and
                                              Chief Executive Officer





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